UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 8, 2019

FUELCELL ENERGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14204	06-0853042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	3 Great Pasture Road, Danbury, Connecticut	06810
	(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 825-6000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	FCEL	The Nasdaq Stock Market LLC (Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01. Entry into a Material Definitive Agreement.

Amendment to NRG Energy, Inc. Loan Agreement

As previously disclosed, on July 30, 2014, FuelCell Energy Finance, LLC (“FuelCell Finance”), a wholly owned subsidiary of FuelCell Energy, Inc. (the “Company”), entered into a loan agreement (the “NRG Loan Agreement”) with NRG Energy, Inc. (“NRG”) pursuant to which NRG extended a $40 million revolving construction and term financing facility (the “NRG Facility”) to FuelCell Finance for the purpose of accelerating project development by the Company and its subsidiaries.  On December 13, 2018, FuelCell Finance’s wholly owned subsidiary, Central CA Fuel Cell 2, LLC (“Co-Borrower”, and, together with FuelCell Finance, the “Credit Parties”), drew a construction loan advance of approximately $5.8 million under the NRG Facility. In conjunction with this advance, the NRG Loan Agreement was amended on December 13, 2018, and this advance became the last advance under the NRG Facility.  The NRG Loan Agreement was also subsequently amended on March 29, 2019, June 13, 2019, and July 11, 2019.

On August 8, 2019, FuelCell Finance, Co-Borrower, and NRG entered into the sixth amendment to the NRG Loan Agreement, which amends the definition of “Maturity Date” under the NRG Loan Agreement.  Pursuant to the sixth amendment, the Maturity Date of each note is now the date that is the earliest of (a) September 30, 2019, (b) the commercial operation date or substantial completion date, as applicable, with respect to the fuel cell project owned by the co-borrower under such note, and (c) the repayment in full or the closing of a refinancing of the Company’s indebtedness with Hercules Capital, Inc.; provided, however, in the event NRG determines, in its sole discretion, that the Credit Parties are not making sufficient progress toward the completion of the construction of the 2.8 MW Tulare BioMAT project in California, NRG may accelerate the Maturity Date on the date of such determination. In conjunction with the sixth amendment, the Co-Borrower prepaid interest (which would otherwise be paid at maturity) that has been accrued through the date of the sixth amendment totaling approximately $0.3 million.

The foregoing summary of the terms of the sixth amendment is qualified in its entirety by reference to the full text of the sixth amendment, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Amendment to Generate Lending, LLC Construction Loan Agreement

As previously disclosed, on December 21, 2018, the Company, through its indirect wholly-owned subsidiary FuelCell Energy Finance II, LLC (“Borrower”), entered into a Construction Loan Agreement (the “Generate Loan Agreement”) with Generate Lending, LLC (“Generate”) pursuant to which Generate agreed (the “Commitment”) to make available to Borrower a credit facility in an aggregate principal amount of up to $100,000,000.  In connection with the execution of the Generate Loan Agreement by Generate and Borrower and concurrently therewith, Generate, Borrower and the Company entered into a Right to Finance Agreement, which gave the Generate an exclusive right, subject to certain exclusions and exceptions, to provide construction financing through the Generate facility to all of the Company’s stationary fuel cell projects and provided that, upon a breach of such exclusivity provision, Borrower would pay to Generate a cash amount equal to $650,000 (the “Liquidated Damages Amount”).

Pursuant to the terms of the Generate Loan Agreement, Generate had an optional call right which, if exercised, was required to be noticed during the ten day period beginning on June 20, 2019 and ending on (and including) June 30, 2019 (as amended or modified from time to time, the “Call Right”). If Generate had exercised its Call Right during that period, all of the Working Capital Loans (as described in the Generate Loan Agreement) (in an amount equal to $10,000,000), together with all accrued and unpaid interest thereon, would have been due and payable in their entirety, without penalty or premium, prior to September 30, 2019.

On June 28, 2019, Borrower, Generate, and various project company guarantors entered into the First Amendment to the Generate Loan Agreement (the “First Generate Amendment”).  Under the First Generate Amendment, the Call Right was modified to give Generate the right to exercise the Call Right, requiring payment of all Working Capital Loans and all accrued and unpaid interest thereon on September 30, 2019, during the ten day period beginning on August 1, 2019 and ending on (and including) August 11, 2019.  Concurrently with the execution of the First Generate Amendment, the Company, Borrower and Generate entered into the First Amendment to the Right to Finance Agreement, which provided that, if Generate exercised its Call Right, the Right to Finance Agreement (as amended) would terminate as of August 11, 2019. In addition, in the First Amendment to the Right to Finance Agreement, the provision requiring the payment of the Liquidated Damages Amount (as described above) was deleted in its entirety.

On August 13, 2019, Borrower, Generate and various project company guarantors entered into the Second Amendment to the Generate Loan Agreement (the “Second Generate Amendment Under the Second Generate Amendment, the Call Right was further amended to provide Generate the right to exercise the Call Right, requiring payment of all Working Capital Loans and all accrued and unpaid interest thereon on September 30, 2019, any time between September 1, 2019 and September 30, 2019, subject to further extension upon mutual agreement of Borrower and Generate. Pursuant to the Second Generate Amendment, Borrower and various project company guarantors agreed to (i) use all commercially reasonable efforts to provide Generate with a consent to assignment of the power purchase agreement for the 7.4 MW project in Brookhaven, New York currently under development, (ii) provide daily reports to Generate in form and substance satisfactory to Generate, (iii) use all commercially reasonable efforts to provide information to

Generate within three business days of Generate’s request therefor, and (iv) by September 1, 2019, at Borrower’s cost and Generate’s option to either (x) provide executed bailee letters for all collateral under the Generate Loan Agreement or (y) move all Collateral currently held at the Company’s Danbury and/or Torrington facilities, or any other facility owned or leased by Borrower or the Company to a mutually agreeable separate location only accessible with the consent of Generate. Failure to timely comply with any of the foregoing shall constitute a Facility Event of Default as defined in the Generate Loan Agreement. With the execution of the Second Generate Amendment, Generate withdrew its August 7, 2019 notice exercising the Call Right. Concurrently with the execution of the Second Generate Amendment, the Company, Borrower and Generate entered into the Second Amendment to the Right to Finance Agreement, which provides that if Generate exercises its Call Right (as amended by the Second Generate Amendment), the Right to Finance Agreement will terminate as of September 30, 2019.

The foregoing summary of the terms of the Second Generate Amendment and the Second Amendment to the Right to Finance Agreement is qualified in its entirety by reference to the full text of the Second Generate Amendment and the Second Amendment to the Right to Finance Agreement, copies of which are attached as Exhibit 10.2 and Exhibit 10.3, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Amendment to Fifth Third Bank Construction Loan Agreement

As previously disclosed, on February 28, 2019, the Company, through its indirect wholly-owned subsidiary, Groton Station Fuel Cell, LLC (“Groton Borrower”), entered into a Construction Loan Agreement (the “Groton Agreement”) with Fifth Third Bank (“Fifth Third”) pursuant to which Fifth Third agreed to make available to Groton Borrower a construction loan facility in an aggregate principal amount of up to $23.0 million (the “Groton Facility”) to fund the manufacture, construction, installation, commissioning and start-up of the 7.4 MW fuel cell power plant for the Connecticut Municipal Electric Energy Cooperative located on the U.S. Navy submarine base in Groton, Connecticut (the “Groton Project”).  Groton Borrower made an initial draw under the Groton Facility on the date of closing of $9.7 million and made a draw of $1.4 million in April 2019.  The total outstanding balance as of August 13, 2019 was $11.1 million.

On August 13, 2019, Groton Borrower and Fifth Third entered into Amendment No. 1 to the Groton Agreement (the “Groton Amendment”). Under the Groton Amendment, the definition of Commitment was amended to reduce the aggregate principal amount of the facility available to Groton Borrower from $23.0 million to $18.0 million. Pursuant to the Groton Amendment, Groton Borrower has agreed to (i) no later than August 16, 2019, deliver executed bailee letters for certain collateral, (ii) no later than August 21, 2019, provide Fifth Third with a plan to fund the remaining project costs needed to complete the construction of the Groton Project, (iii) complete the conditioning of the first of the remaining two fuel cells units for the Groton Project no later than September 19, 2019 and the final fuel cell unit for the Groton Project by October 25, 2019, and (iv) no later than September 28, 2019, deliver to Fifth Third a binding loan agreement for permanent financing and one or more binding letters of intent from tax equity investors, such date to be automatically extended to October 21, 2019 in the event that the Company’s corporate loan facility with Hercules Capital, Inc. is repaid or extended beyond October 21, 2019; and further provided that such dates shall be extended by an additional 60 days due to delays outside of control of Groton Borrower or if Fifth Third is reasonably satisfied that Groton Borrower is negotiating diligently and in good faith with potential take-out lenders or tax equity investors.

The foregoing summary of the terms of the Groton Amendment is qualified in its entirety by reference to the full text of the Groton Amendment, a copy of which is attached as Exhibit 10.4 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01.  Other Events.

During the period beginning on July 25, 2019 and ending on (and including) August 8, 2019, the Company raised aggregate gross proceeds, before deducting commissions and any offering-related expenses, of approximately $6.4 million under its previously announced “at-the-market” equity program. The Company issued and sold a total of approximately 18.2 million shares during this period at an average sale price of $0.35 per share.  The sales were completed pursuant to the At Market Issuance Sales Agreement (the “Sales Agreement”) between the Company, B. Riley FBR, Inc. and Oppenheimer & Co. Inc., dated June 13, 2018, which the Company filed as an exhibit to a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on June 13, 2018.

Net proceeds of such sales totaling approximately $1.9 million have been used to pay down the outstanding balance of the Company’s senior secured credit facility with Hercules Capital, Inc., as required by the recent amendment to that facility, leaving an outstanding balance under that facility of approximately $5.6 million as of August 13, 2019.

The shares sold under the Sales Agreement were issued and sold pursuant to the Company’s shelf registration statement on Form S-3 (File No 333-215530), previously filed with the SEC on January 12, 2017, and declared effective by the SEC on February 24, 2017. A prospectus supplement related to the Company’s at the market equity program was also filed with the SEC on June 13, 2018. This Current Report on Form 8-K does not constitute and shall not constitute an offer to sell or the solicitation of an offer to buy shares of the Company’s common stock, nor shall there be any sale of shares of the Company’s common stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

As of August 13, 2019, the Company may sell up to approximately $23.3 million of common stock under its at the market equity program (under the Sales Agreement referenced above), subject to contractual requirements, trading windows and market conditions.

As of August 13, 2019, there were 125,915,792 shares of common stock of the Company, par value $0.0001 per share, outstanding.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Sixth Amendment to Loan Agreement, dated as of August 8, 2019, by and among FuelCell Energy Finance, LLC, Central CA Fuel Cell 2, LLC, and NRG Energy, Inc.

10.2

Second Amendment to Construction Loan Agreement, dated as of August 13, 2019, by and among FuelCell Energy Finance II, LLC, Bakersfield Fuel Cell 1, LLC, BRT Fuel Cell, LLC, CR Fuel Cell, LLC, Yaphank Fuel Cell Park, LLC, Homestead Fuel Cell 1, LLC, Derby Fuel Cell, LLC and Generate Lending, LLC.

10.3	Second Amendment to Right to Finance Agreement, dated as of August 13, 2019 by and between FuelCell Energy, Inc. and Generate Lending, LLC.

10.4	Amendment No. 1 to Construction Loan Agreement, dated as of August 13, 2019, by and between Groton Station Fuel Cell, LLC and Fifth Third Bank

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUELCELL ENERGY, INC.

Date: August 13, 2019	By:	/s/ Michael S. Bishop
Michael S. Bishop
Executive Vice President and Chief Financial Officer